Exhibit 10.3

EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

This Exclusive License and Distribution Agreement (this “Agreement”) is entered into as of this 2nd of January, 2025 (the “Effective Date”), by and between CS Interpharm General Trading Co. LLC, a Dubai entity (the “Licensor,” or “CSI”) and CS Diagnostics, Corp., a Wyoming corporation, with its principal address at Stresemannallee 4c, Neuss, Germany 41460 (the “Licensee,” or “CSDX”). Licensor and Licensee are collectively referred hereto as “Parties” and each individually as “Party.”

RECITALS

WHEREAS, Licensor owns certain intellectual property, know-how, proprietary information, and related rights concerning the product described in Exhibit A (the “Product”);

WHEREAS, Licensor desires to grant Licensee the exclusive right to use, market, distribute, and commercialize the Product solely within the United States of America, subject to the terms and conditions of this Agreement; and

WHEREAS, Licensee desires to obtain such exclusive rights from Licensor for its internal business purposes, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

“Affiliate” means any entity directly or indirectly controlling, controlled by, or under common control with a Party.

“Intellectual Property” means patents, trademarks, copyrights, trade secrets, know-how, technical data, formulae, designs, and other proprietary rights owned by CSI and related to the Product.

“Net Sales” means gross amounts invoiced by CSDX or its sublicensees from the sale of Products in the

Territory, less customary deductions (returns, chargebacks, taxes, shipping).

"Person" means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

“Territory” means the United States of America and its territories and possessions.

2.	Grant of License

2.1       Exclusive License. Licensor grants Licensee the exclusive right and license to use, import, market, promote, distribute, and sell the Product in the Territory during the Term.

2.2       License Restrictions. Except as this Agreement expressly permits, Licensee shall not, and shall not permit any other Person to:

2.2.1       transfer any ownership rights in the Intellectual Property, such remains with Licensor;

2.2.2       rent, lease, lend, sell, sublicense, assign, distribute, transfer, or otherwise make available the Product to any third party; or

2.2.3       grant sublicenses without the prior written consent of Licensor.

2.3       Intellectual Property Rights. Licensee acknowledges and agrees that the Product are licensed, not sold, to Licensee by Licensor and Licensee does not have under or in connection with this Agreement any ownership interest in the Product, or in any related Intellectual Property rights.

2.4       Licensee Cooperation and Notice of Infringement. Licensee shall, during the Term, take all commercially reasonable measures to safeguard the Product from infringement, misappropriation, theft, misuse, or unauthorized access.

2.5       No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement shall be construed to confer upon Licensee any ownership interest, license, or other rights by implication, estoppel, or otherwise in or to any intellectual property rights, products, technology, or biological materials of Licensor or any third party, regardless of whether such rights, products, technology, or materials are known to Licensee at the Effective Date or become known thereafter. All rights not expressly granted to Licensee under this Agreement are expressly reserved by Licensor.

3.	Confidentiality

3.1       Confidential Information. In connection with this Agreement, each Party (the "Disclosing Party") may disclose or make available Confidential Information to the other Party (the "Receiving Party"). Subject to Section 3.2, "Confidential Information" means confidential information belonging to the Disclosing Party and its Affiliates that are not generally known to the public, including, but not limited to, information concerning the Property, business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Disclosing Party treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium).

3.2       Exclusions. Confidential Information does not include information that: (a) was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information being disclosed or made available to the Receiving Party in connection with this Agreement; (b) was or becomes generally known by the public other than by the Receiving Party's or any of its Representatives' noncompliance with this Agreement; (c) was or is received by the Receiving Party on a non-confidential basis from a third party that was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information.

Notwithstanding any other provisions of this Agreement, the Receiving Party's obligations under this Section 3 with respect to any Confidential Information that constitutes a trade secret under any applicable Law will continue until such time, if ever, as such Confidential Information ceases to qualify for trade secret protection under one or more such applicable Laws other than as a result of any act or omission of the Receiving Party or any of its Representatives.

3.3       Compelled Disclosures. If the Receiving Party or any of its Representatives is compelled by applicable Law to disclose any Confidential Information then, to the extent permitted by applicable Law, the Receiving Party will: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy or waive its rights under Section 3.3; and (b) provide reasonable assistance to the Disclosing Party in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 3, the Receiving Party remains required by applicable law to disclose any Confidential Information, the Receiving Party will disclose only that portion of the Confidential Information that, on the advice of the Receiving Party's legal counsel, the Receiving Party is legally required to disclose.

4.	Obligations

4.1       Licensor. Licensor shall:

4.1.1       provide Licensee with access to technical information, regulatory data, and other know-how reasonably necessary for Licensee to commercialize the Product in the Territory.

4.1.2       maintain and protect Intellectual Property at its expense, including patent filings and renewals, whether within the Territory or globally.

4.1.3       not, during the Term, license, sell, assign, or transfer the Product in the Territory to any other Person.

4.1.4       cooperate and provide all necessary documentation and technical support.

4.2       Licensee. Licensee shall:

4.2.1       use commercially reasonable efforts to market and sell the Product in the Territory.

4.2.2       obtain and maintain all regulatory approvals (e.g., FDA, EPA, or other U.S. agencies) necessary for the lawful commercialization of the Product in the Territory.

4.2.3       provide quarterly sales, revenue, and regulatory progress reports to Licensor.

4.2.4       comply with all applicable laws and regulations in the Territory.

4.2.5       sponsor any U.S. regulatory applications and approvals. Notwithstanding any other provisions set forth herein, all U.S. regulatory approvals shall be held in Licensee’s name but licensed use of Licensor’s data shall remain the Licensor’s property.

5.	Mutual Representation and Warranties

5.1       Each Party represents, warrants, and covenants to the other Party that:

5.1.1       it is duly organized, validly existing and in good standing as a corporation or other entity under the Laws of the jurisdiction of its incorporation or other organization;

5.1.2       it has the full right, power, and authority to enter into and perform its obligations and grant the rights, licenses, and authorizations it grants and is required to grant under this Agreement;

5.1.3       the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such Party; and

5.1.4       when executed and delivered by both Parties, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

6.	Fees

6.1       Royalties. Licensee shall pay Licensor a royalty of _2.5_% of Net Sales of the Product in the Territory, payable quarterly within 30 days after the end of each calendar quarter.

6.2       Upfront or Annual Fee. Licensee shall pay Licensor an upfront license fee of $ 20,000 upon execution of this Agreement, and thereafter an annual license maintenance fee of $_5000 .

6.3       Audit Rights. Licensor may, no more than once per year, audit Licensee’s books and records relating to Product sales in the Territory, at Licensor’s expense (unless an underpayment of more than 5% is discovered, in which case Licensee shall bear the audit cost).

7.	Term and Termination

7.1       Term. This Agreement shall commence on the Effective Date and continue for ten (10) years (the

“Term”), unless terminated earlier in accordance with this Section 7.

7.2       Termination for Cause. Either Party may terminate this Agreement upon 60 days’ written notice if the other Party materially breaches this Agreement and fails to cure within such period.

7.3       Termination for Insolvency. Either Party may terminate if the other Party becomes insolvent, files for bankruptcy, or ceases operations.

7.4       Effect of Termination. Upon termination, Licensee shall cease all use of the Product and Intellectual Property in the Territory, return or destroy Licensor’s confidential information, and discontinue all sales. Unsold inventory shall be handled as agreed by the Parties.

8.	Enforcement of Intellectual Property Rights

8.1       Right to Enforce. During the Term, Licensee shall have the exclusive right, at its own expense, to enforce its rights under this Agreement against any third party that (i) directly or indirectly imports, markets, distributes, or sells the Product in the Territory without authorization, or (ii) otherwise interferes with Licensee’s exclusive rights in the Territory.

8.2       Notice. Licensee shall promptly notify Licensor of any such actual or threatened infringement or interference of which it becomes aware.

8.3       Licensor Cooperation. Licensor shall reasonably cooperate with Licensee, at Licensee’s expense,

in connection with any such enforcement action, including joining as a necessary party if required by law.

8.4       Recovery. Any recovery obtained in connection with such action shall be first applied to reimburse the enforcing Party’s reasonable costs and expenses, and the balance, if any, shall be shared as determined by Parties.

8.5       Licensor’s Reserved Rights. Licensor retains the right, at its discretion and expense, to bring or assume control of any enforcement action relating to its Intellectual Property outside the Territory.

9.	Miscellaneous

9.1       Further Assurances. On a Party's reasonable request, the other Party shall, at the requesting Party's sole cost and expense, execute and deliver all such documents and instruments, and take all such further actions, as may be necessary to give full effect to this Agreement.

9.2       Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

9.3       Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Wyoming applicable to the terms set forth in this Agreement. The Parties hereto hereby consent to the jurisdiction of the state courts located in the State of Wyoming over the Parties and any disputes, claims, actions, suits and proceedings related to this agreement or the transactions contemplated herein.

9.4       Other Agreements. The Parties each represents to the other that it is not a party to any other agreements or commitments that would hinder its performance or cause any conflicting interests from his/her obligations under this Agreement.

9.5       Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Parties by virtue of the authorship of any of the provisions of this Agreement.

9.6       Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement or any breach or alleged breach hereof shall, upon the request of any party involved, be submitted to, and settled by, arbitration in the city in which the principal place of business of the Licensor is then located. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and attorneys’ fees, except that in the discretion of the arbitrator any award may include the attorney’s fees of a party if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic or in bad faith.

9.7       Notices. All notifications and communications hereunder shall be in writing. All notifications made to the Licensor under this Agreement shall be made to the following address:

To: CS Interpharm General Trading Co. LLC
Attention: Mohammad EsSayed

Address: Bay Square, 809, Business Bay, Dubai, UAE

All notifications made to the Licensee under this Agreement shall be made to the following address:

To: CS Diagnostics, Corp.

Attention: Thomas Fahrhoefer

Address: Stresemannallee 4c, Neuss, Germany 41460

9.8       Severability. In the event any one or more of the provisions of this agreement is held to be invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

9.9       Amendment. This Agreement, in part or in whole, may not be altered, amended, changed, supplemented, waived or modified in any respect or particular unless the same shall be in writing and agreed to by the affirmative vote or written consent of all Parties.

9.10       Entire Agreement. This Agreement represents the entire understanding of the Parties superseding all prior agreements, understandings, and discussions whether conveyed orally or in writing, and there are no other warranties, commitments, understandings or representations with respect to this agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Exclusive License and Distribution Agreement as of the date set forth above.

LICENSOR: CS INTERPHARM GENERAL TRADING CO. LLC		LICENSEE: CS DIAGNOSTICS, CORP.
By:		By:

Name:	Mohammad EsSayed	Name:	Thomas Fahrhoefer

Title:	Managing Director	Title:	President of the Board